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                                                                                  EXHIBIT 11
                            USLICO CORPORATION AND SUBSIDIARIES
                             COMPUTATION OF EARNINGS PER SHARE
                                     (UNAUDITED)

                                                  Three Months Ended      Six Months Ended
                                                        June 30                 June 30
                                                  -------------------     -------------------
                                                    1994       1993         1994       1993
                                                  --------   --------     --------   --------
                                                     (In thousands, except per share data)
       PRIMARY
       Net income                               $   4,677  $   1,430    $   9,566  $   5,469
                                                  ========   ========     ========   ========
       Weighted average number of shares
        outstanding                                10,763     10,755       10,762     10,755
                                                  ========   ========     ========   ========

       Net income per share                     $    0.43  $    0.13    $    0.89  $    0.51
                                                  ========   ========     ========   ========

       FULLY DILUTED
       Net income - before interest adjustment  $   4,677  $   1,430    $   9,566  $   5,469
       After tax interest expense applicable
        to convertible debentures                   1,315      1,315        2,630      2,630
                                                  --------   --------     --------   --------
       Net income - after interest adjustment   $   5,992  $   2,745    $  12,196  $   8,099
                                                  ========   ========     ========   ========
       Weighted average number of
        shares outstanding                         10,763     10,755       10,762     10,755
       Assuming conversion of
        convertible subordinated debentures         3,360      3,360        3,360      3,360
                                                  --------   --------     --------   --------
       Weighted average number of shares
        outstanding as adjusted                    14,123     14,115       14,122     14,115
                                                  ========   ========     ========   ========


       Net income per share*                    $    0.42  $    0.13    $    0.86  $    0.51
                                                  ========   ========     ========   ========

       * Note that antidilutive effects in 1993 of the fully diluted calculation are not reported.  Instead, the fully diluted income or loss per share is set equal to the primary earnings or loss per share.

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